As filed with the Securities and Exchange Commission on August 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUVATION BIO INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-0862255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500 Broadway, Suite 1401

New York, New York 10036

(332) 208-6102

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Hung, M.D.

President and Chief Executive Officer

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

(332) 208-6102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey

John T. McKenna

Melissa H. Boyd

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 5, 2024

PRELIMINARY PROSPECTUS

Up to 115,660,186 Shares of Class A Common Stock Offered by the Selling Securityholders

Up to 2,893,731 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 2,893,731 Warrants to Purchase Class A Common Stock Offered by the Selling Securityholders

This prospectus relates to the issuance by us of up to 2,893,731 shares of our Class A common stock, $0.0001 par value per share (the “common stock”) that are issuable upon the exercise of warrants at an exercise price of $11.50 per share (the “warrants”) issued in connection with the acquisition (the “Acquisition”) of AnHeart Therapeutics, Ltd. (“AnHeart”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated March 24, 2024, by and among Nuvation Bio Inc. (the “Company”), AnHeart, Artemis Merger Sub I, Ltd., a wholly owned subsidiary of the Company, and Artemis Merger Sub II, Ltd., a wholly owned subsidiary of the Company (the “Merger Warrants”). We will receive the proceeds from the exercise of any Merger Warrants for cash.

This prospectus also relates to the proposed resale or other disposition from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of an aggregate of (i) up to 115,660,186 shares of common stock consisting of (a) up to 27,646,255 shares of common stock issued pursuant to the Merger Agreement (the “Merger Common Shares”), (b) up to 85,120,200 shares of common stock (the “Merger Conversion Shares”) that are issuable upon the conversion of 851,202 shares (the “Merger Preferred Shares”) of our Series A Non-Voting Convertible Preferred Stock (the “preferred stock”) issued pursuant to the Merger Agreement, and (c) up to 2,893,731 shares of common stock that are issuable upon the exercise of the Merger Warrants, and (ii) up to 2,893,731 Merger Warrants. We will not receive any proceeds from the sale of shares of common stock or Merger Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Merger Warrants, except with respect to amounts received by us upon exercise of the Merger Warrants, up to an aggregate of approximately $33.3 million assuming the exercise in full of all of the Merger Warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Merger Warrants. See the section titled “Plan of Distribution.”

Our common stock and Merger Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “NUVB” and “NUVB.WS,” respectively. On July 31, 2024, the last reported sales price of our common stock was $3.83 per share and the last reported sales price of our Merger Warrants was $0.28 per warrant.

We are a “smaller reporting company” as defined under the U.S. federal securities laws. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated    , 2024

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission (“SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants. We will not receive any proceeds from the sale of shares of common stock underlying the warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Private Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference.”

You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Nuvation Bio,” “we,” “us,” “our” and similar terms refer to Nuvation Bio Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date such forward-looking statement is made and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•	our ability to recognize the anticipated benefits of the Acquisition, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

•	our plans to develop and commercialize our product candidates, including our expectations regarding a New Drug Application in the United States;

•	the initiation, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing

•	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our ability to obtain regulatory approval of our current and future product candidates;

•	our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

•	our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	our intellectual property position and the duration of our patent rights;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets we serve;

•	the impact of government laws and regulations and liabilities thereunder;

•	our need to hire additional personnel and our ability to attract and retain such personnel;

•	our ability to raise additional funding in the future; and

•	the anticipated use of our cash and cash equivalents.

The foregoing list of forward-looking statements is not exhaustive. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus or any documents incorporated by reference herein and any prospectus supplement, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the section titled ‘‘Risk Factors’’ in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus or any documents incorporated by reference herein and an prospectus supplement will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

You should read this prospectus, any documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

SUMMARY

This summary does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements, the related notes thereto and the information set forth in the section titled “Risk Factors” and other information incorporated by reference from our other filings with the SEC. Unless the context otherwise requires, we use the terms “Nuvation Bio,” “company,” “we,” “us” and “our” in this prospectus to refer to Nuvation Bio Inc. and our wholly owned subsidiaries.

Overview

We are a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel product candidates. We were founded in 2018 by our chief executive officer, David Hung, M.D., who founded Medivation, Inc. and led its successful development of oncology drugs Xtandi® and talazoparib (now marketed as Talzenna®), leading to its $14.3 billion sale to Pfizer Inc. in 2016. We leverage our team’s extensive expertise in medicinal chemistry, preclinical development, drug development, business development, manufacturing, and commercialization to pursue oncology targets validated by strong clinical or preclinical data and develop novel small molecules that improve the activity and overcome the liabilities of currently marketed drugs.

As a result of the Acquisition, our most advanced clinical stage product candidate, taletrectinib, is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with advanced ROS1-positive non-small cell lung cancer (“NSCLC”). Taletrectinib is being evaluated for the treatment of patients with advanced ROS1-positive NSCLC in two Phase 2 single-arm pivotal studies: TRUST-I in China, and TRUST-II, a global study. Taletrectinib has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (“FDA”) for the treatment of patients with ROS1-positive NSCLC and other NSCLC indications, and Breakthrough Therapy Designations by both the FDA and China’s National Medical Products Administration (“NMPA”) for the treatment of patients with advanced or metastatic ROS1-positive NSCLC. Based on results of the TRUST-I clinical study, China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 tyrosine kinase inhibitors. Worldwide development and commercial rights to taletrectinib have been in-licensed from Daiichi Sankyo. Commercial rights to taletrectinib have been out-licensed in China and Japan.

In addition to taletrectinib, our pipeline includes differentiated, novel oncology therapeutic candidates that have been generated from our proprietary drug discovery and development programs or acquired through business development activities:

•

Safusidenib, a novel, oral, potent, targeted inhibitor of mutant isocitrate dehydrogenase 1 (“IDH1”), which is being evaluated in a global Phase 2 study for the treatment of patients with diffuse IDH1-mutant glioma;

•

NUV-1511, our first clinical-stage drug-drug conjugate, which is being evaluated in a Phase 1/2 study for the treatment of patients with advanced solid tumors who previously received and progressed on or after treatment with Enhertu® and/or Trodelvy® per approved U.S. FDA labeling, human epidermal growth factor receptor 2-negative metastatic breast cancer, metastatic castration-resistant prostate cancer, advanced pancreatic cancer, and platinum-resistant ovarian cancer; and

•

NUV-868, a BD2-selective, oral, small molecule bromodomain and extra-terminal inhibitor that inhibits BRD4, which has completed Phase 1 monotherapy and Phase 1b combination studies. We have decided not to initiate a Phase 2 study of NUV-868 as a monotherapy or in combination with olaparib or enzalutamide in the advanced solid tumor indications that were part of the Phase 1 and Phase 1b study designs. We are currently evaluating next steps for the NUV-868 program, including further development in combination with approved products for indications in which BD2-selective BET inhibitors may improve outcomes for patients.

We have no revenue to date and we have incurred net losses of $75.8 million and $104.2 million for the years ended December 31, 2023 and 2022, respectively, and an accumulated deficit of $361.2 million from inception through March 31, 2024.

The Acquisition

On April 9, 2024, the Company completed the Acquisition of AnHeart. Pursuant to the terms of the Merger Agreement, the Company issued to AnHeart securityholders approximately (i) 27,646,255 Merger Common Shares, (ii) 851,202 Merger Preferred Shares, and (iii) 2,893,731 Merger Warrants. The Merger Preferred Shares are automatically convertible into an aggregate of approximately 85,120,200 Merger Conversion Shares upon the approval of such conversion by the Company’s stockholders in accordance with the rules of the New York Stock Exchange. The Merger Warrants are restricted with respect to the exercise and transfer thereof until receipt of such stockholder approval and otherwise have terms identical to those of the Company’s outstanding publicly traded warrants. We have filed a proxy statement with the SEC to solicit such stockholder approval, among other matters, at our 2024 Annual Meeting of Stockholders scheduled to be held on September 3, 2024. Except as otherwise required by law (e.g. voting on a change to the authorized shares of preferred stock or the rights of such shares as required by Delaware General Corporation Law) and the Company’s Certificate of Designation of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), the preferred stock does not have voting rights. For more information on the preferred stock, please refer to the Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein.

As of immediately following the consummation of the Acquisition, the securityholders of AnHeart immediately prior to the Merger now own approximately one-third of Nuvation Bio’s capital stock (including shares issuable with respect to assumed options and assumed restricted stock units), and the securityholders of Nuvation Bio immediately prior to the Merger now own approximately two-thirds of Nuvation Bio’s capital stock, in each case determined on a fully-diluted basis.

Corporate Information

We were incorporated in Delaware in April 2020 as a blank check company under the name Panacea Acquisition Corp. (“Panacea”). On February 10, 2021 (the “Panacea Merger Closing Date”), Nuvation Bio Operating Company Inc., formerly Nuvation Bio Inc. (“Legacy Nuvation Bio”), Panacea and Panacea Merger Subsidiary Corp. (“Merger Sub”) consummated the closing of the transactions contemplated by an Agreement and Plan of Merger among them dated October 20, 2020 (the “Panacea Merger Agreement”). Pursuant to the terms of the Panacea Merger Agreement, a combination of Legacy Nuvation Bio and Panacea was effected through the merger of Merger Sub with and into Legacy Nuvation Bio, with Legacy Nuvation Bio surviving as a wholly owned subsidiary of Panacea. On the Panacea Merger Closing Date, Legacy Nuvation Bio changed its name to Nuvation Bio Operating Company Inc. and Panacea changed its name to Nuvation Bio Inc.

Our principal executive office is located at 1500 Broadway, Suite 1401, New York, New York 10036, where we lease approximately 7,900 square feet of office space under a lease that terminates in 2027. We also occupy approximately 25,139 square feet of office space in San Francisco, California, under a lease that terminates in 2025 and a total of approximately 1,582 square meters of office space in the People’s Republic of China, in the cities of Beijing, Guangzhou, Hangzhou, Shanghai and Yantai, under leases that terminate in 2024 through 2026.

We believe that these existing facilities will be adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required. Our telephone number is (332) 208-6102.

“Nuvation Bio” and our other registered and common law trade names, trademarks and service marks are property of Nuvation Bio Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In our 2023 Annual Report on Form 10-K, which is incorporated by reference into this prospectus, we have taken advantage of certain of the scaled disclosures available to smaller reporting companies. Specifically, as a smaller reporting company, we have chosen to present only the two most recent fiscal years of audited financial statements in our 2023 Annual Report on Form 10-K and to comply with reduced disclosure obligations regarding executive compensation.

THE OFFERING

Issuance of common stock

Shares of common stock offered by us	Up to 2,893,731 shares of our common stock that are issuable upon the exercise of Merger Warrants.

Shares of common stock outstanding prior to exercise of Merger Warrants	248,245,129 shares (as of July 31, 2024)

Shares of common stock outstanding assuming exercise of all Merger Warrants	251,138,860 shares (based on total shares outstanding on July 31, 2024)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $33.3 million from the exercise of all of the Merger Warrants, assuming the exercise in full of all of the Merger Warrants for cash. We expect to use the net proceeds from the exercise of the Merger Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of an aggregate of up to 115,660,186 shares of common stock, consisting of:

•	up to 27,646,255 Merger Common Shares;

•	up to 85,120,200 Merger Conversion Shares; and

•	up to 2,893,731 shares of common stock issuable upon the exercise of the Merger Warrants.

Warrants offered by the selling securityholders	Up to 2,893,731 Merger Warrants

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock or warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” on page 8 of this prospectus.

NYSE ticker symbols	Our common stock and warrants are listed on the NYSE under “NUVB” and “NUVB.WS”, respectively.

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 14 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed in the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling securityholders.

We will receive up to an aggregate of approximately $33.3 million from the exercise of the Merger Warrants, assuming the exercise in full of all of the Merger Warrants for cash. We expect to use the net proceeds from the exercise of the Merger Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Merger Warrants. There is no assurance that the holders of the Merger Warrants will elect to exercise any or all of such Merger Warrants. To the extent that the Merger Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Merger Warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of (i) up to 115,660,186 shares of common stock consisting of (a) up to 27,646,255 Merger Common Shares, (b) up to 85,120,200 Merger Conversion Shares, and (c) up to 2,893,731 shares of common stock that are issuable upon the exercise of the Merger Warrants, and (ii) up to 2,893,731 Merger Warrants. The selling securityholders may from time to time offer and sell any or all of the common stock and Merger Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the common stock or Merger Warrants, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of July 31, 2024 regarding the beneficial ownership of our common stock and Merger Warrants by the selling securityholders and the shares of common stock and Merger Warrants being offered by the selling securityholders. The number of shares set forth below assumes the conversion of one Merger Preferred Share into 100 Merger Conversion Shares pursuant to the Certificate of Designation. The applicable percentage ownership of common stock is based on approximately 248,245,129 shares of common stock and 1,000,000 shares of our Class B common stock, $0.0001 par value per share, outstanding as of July 31, 2024, and, for each selling securityholder, assumes the conversion of only the preferred stock owned by such selling securityholder but not the preferred stock owned by any other selling securityholder. Information with respect to shares of common stock and Merger Warrants owned beneficially after the offering assumes the sale of all of the shares of common stock or Merger Warrants registered hereby. The selling securityholders may offer and sell some, all or none of their shares of common stock or Merger Warrants, as applicable, provided that the Merger Preferred Shares may only be offered after such Merger Preferred Shares are converted to Merger Conversion Shares pursuant to the terms of the Certificate of Designation, and provided further that the Merger Warrants may not be transferred or exercised prior to Stockholder Approval (as defined in the Certificate of Designation).

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of common stock and Merger Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as otherwise disclosed herein, the selling securityholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Bing Yan(1)	4,268,502	3,200,475	1,068,027	*	80,072	80,072	—	—
Cenova China Healthcare Fund V, L.P.(2)	8,322,566	8,322,566	—	—	208,224	208,224	—	—
Decheng Anbio Limited(3)	17,500,036	17,500,036	—	—	437,834	437,834	—	—
Decheng Capital China Life Sciences USD Fund III, L.P.(3)	1,314,083	1,314,083	—	—	32,877	32,877	—	—
Decheng Capital Global Healthcare Fund (Master), LP(3)	7,786,377	7,008,482	777,895	*	175,346	175,346	—	—
Hangzhou Dejia Chengyu Investment Partnership (Limited Partnership)(4)	11,379,403	11,379,403	—	—	284,702	284,702	—	—
Hangzhou Fulin Venture Capital Partnership (Limited Partnership)(5)	876,143	876,143	—	—	21,920	21,920	—	—
Hangzhou Heda New Pharmaceutical Venture Capital Partnership (Limited Partnership)(6)	3,745,104	3,745,104	—	—	93,700	93,700	—	—
Jiaxing Liding Chengyu Equity Investment Partnership (Limited Partnership)(7)	5,031,730	5,031,730	—	—	125,890	125,890	—	—
Junyuan Jerry Wang(8)	7,188,133	5,760,313	1,427,820	*	86,471	86,471	—	—
Laurion Capital Master Fund Ltd.(9)	6,658,054	6,658,054	—		166,579	166,579	—	—
Lihua Zheng(10)	3,547,956	2,559,838	988,118	*	64,046	64,046	—	—
Ocean Ridge Partners Ltd.(11)	540,941	540,941	—	—	13,534	13,534	—	—
Octagon Investments Master Fund LP(12)	4,161,283	4,161,283	—	—	104,112	104,112	—	—
Octagon Private Opportunities Fund LP(12)	4,161,283	4,161,283	—	—	104,112	104,112	—	—
Octagon Special Opportunities Fund LP(12)	4,161,283	4,161,283	—	—	104,112	104,112	—	—
Protegolumos Ltd(13)	166,350	166,350	—	—	4,164	4,164	—	—
Repulse Bay Associate Corp.(14)	229,635	229,635	—	—	5,745	5,745	—	—
Sage Partners Master Fund(15)	6,658,054	6,658,054	—	—	166,579	166,579	—	—
Sungsheung International Ltd.(16)	2,080,592	2,080,592	—	—	52,056	52,056	—	—
Vertex Ventures IV, L.P.(17)	5,594,801	5,594,801	—	—	139,977	139,977	—	—
WangWang LLC(8)	2,304,105	2,304,105	—	—	57,647	57,647	—	—
Zhaoyingtong Limited(18)	14,549,726	14,549,726	—	—	364,021	364,021	—	—

*	Less than 1%
(1)

Interests include (i) 765,003 shares of common stock, (ii) 2,355,400 shares of common stock issuable upon conversion of the Merger Conversion Shares, (iii) 80,072 shares of common stock issuable upon exercise of the Merger Warrants, (iv) 193,059 restricted stock units, and (v) 874,968 options exercisable within 60 days of July 31, 2024. Mr. Yan serves as president of the Company’s China AnHeart division. The principal business address for the person named in this footnote is c/o Nuvation Bio Inc., 1500 Broadway, Suite 1401, New York, NY 10036.
(2)

Interests include (i) 1,989,342 shares of common stock, (ii) 6,125,000 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 208,224 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is 55 Gaoyou Road, Xuhui District, Shanghai City, China.

(3)

Interests include (a) (i) 4,183,002 shares of common stock, (ii) 12,879,200 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 437,834 shares of common stock issuable upon exercise of the Merger Warrants held by Decheng Anbio Limited (“SPV”); (b) (i) 314,106 shares of common stock, (ii) 967,100 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 32,877 shares of common stock issuable upon exercise of the Merger Warrants held by Decheng Capital China Life Sciences USD Fund III, L.P. (“Fund III”); and (c) (i) 2,453,131 shares of common stock, (ii) 5,157,900 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 175,346 shares of common stock issuable upon exercise of the Merger Warrants held by Decheng Capital Global Healthcare Fund (Master), LP (“Healthcare”). These securities are owned directly by Fund III, Healthcare and SPV. Dr. Min Cui is (i) the manager of Decheng Capital Management III (Cayman), LLC, the general partner of Fund III, (ii) the indirect managing member and ultimate beneficial owner of Decheng Capital Global Healthcare GP, LLC, the general partner of Healthcare, and (iii) a director of SPV. The principal business address for each person and entity named in this footnote is No. 6, 1006 Huashan Road, Shanghai 200050, China.

(4)

Interests include (i) 2,720,001 shares of common stock, (ii) 8,374,700 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 284,702 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is No. 6, 1006 Huashan Road, Shanghai 200050, China.

(5)

Interests include (i) 209,423 shares of common stock, (ii) 644,800 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 21,902 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Floor 14, Chuangxin Building, 3850 Jiangnan Avenue, Binjiang District, Hangzhou City, Zhejiang Province, China.

(6)

Interests include (i) 895,204 shares of common stock, (ii) 2,756,200 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 93,700 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Floor 10, Building A, Hupan Center, Qiantang District, Hangzhou City, Zhejiang Province, China.

(7)

Interests include (i) 1,202,740 shares of common stock, (ii) 3,703,100 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 125,890 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Floor 49, Wandu Center, 8 Xingyi Road, Changning District, Shanghai City, China.

(8)

Interests include (a) (i) 826,137 shares of common stock, (ii) 2,543,600 shares of common stock issuable upon conversion of the Merger Conversion Shares, (iii) 86,471 shares of common stock issuable upon exercise of the Merger Warrants, (iv) 552,852 restricted stock units, and (v) 874,968 options exercisable within 60 days of July 31, 2024 held by Dr. Wang; and (b) (i) 550,758 shares of common stock, (ii) 1,695,700 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 57,647 shares of common stock issuable upon exercise of the Merger Warrants held by WangWang LLC. These securities are owned directly by Dr. Wang and WangWang, LLC, of which Dr. Wang is Manager. Dr. Wang is a member of the Company’s board of directors and is chief executive officer of AnHeart Therapeutics. The principal business address for each person and entity named in this footnote is c/o Nuvation Bio Inc., 1500 Broadway, Suite 1401, New York, NY 10036.

(9)

Interests include (i) 1,591,475 shares of common stock, (ii) 4,900,000 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 166,579 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is c/o Laurion Capital Management LP, 360 Madison Avenue, Suite 1900, New York, NY 10017.

(10)

Interests include (i) 1,053,066 shares of common stock, (ii) 1,883,900 shares of common stock issuable upon conversion of the Merger Conversion Shares, (iii) 64,046 shares of common stock issuable upon exercise of the Merger Warrants, (iv) 113,150 restricted stock units, and (v) 433,794 options exercisable within 60 days of July 31, 2024. Mr. Zheng previously served as chief strategy officer and director with AnHeart.

(11)

Interests include (i) 129,307 shares of common stock, (ii) 398,100 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 13,534 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Room 2092, Floor 63, 11 Anning Zhuang Road, Haidian District, Beijing City, China.

(12)

Interests include (a) (i) 994,671 shares of common stock, (ii) 3,062,500 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 104,112 shares of common stock issuable upon exercise of the Merger Warrants held by Octagon Investments Master Fund LP; (b) (i) 994,671 shares of common stock, (ii) 3,062,500 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 104,112 shares of common stock issuable upon exercise of the Merger Warrants held by Octagon Private Opportunities Fund LP; and (c) (i) 994,671 shares of common stock, (ii) 3,062,500 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 104,112 shares of common stock issuable upon exercise of the Merger Warrants held by Octagon Special Opportunities Fund LP. The principal business address for each entity named in this footnote is 654 Madison Avenue, 21st Floor, New York, NY 10065.

(13)

Interests include (i) 39,786 shares of common stock, (ii) 122,400 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 4,164 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is 618 Waima Road, Huangpu District, Shanghai City, China.

(14)

Interests include (i) 54,890 shares of common stock, (ii) 169,000 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 5,745 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Floor 20, Xietai Center, 88 Zunyi South Road, Changning District, Shanghai City, China.

(15)

Interests include (i) 1,591,475 shares of common stock, (ii) 4,900,000 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 166,579 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Room 1801, 18th Floor, 1 Duddell Street, Central, Hong Kong.

(16)

Interests include (i) 497,336 shares of common stock, (ii) 1,531,200 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 52,056 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Room 511, Building 1, 1318 Miaoxiang Road, Lingang New Area, China (Shanghai) Free Trade Zone, Pudong New District, Shanghai City, China.

(17)

Interests include (i) 1,337,324 shares of common stock, (ii) 4,117,500 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 139,977 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.

(18)

Interests include (i) 3,477,805 shares of common stock, (ii) 10,707,900 shares of common stock issuable upon conversion of the Merger Conversion Shares, and (iii) 364,021 shares of common stock issuable upon exercise of the Merger Warrants. The principal business address for the entity named in this footnote is Floor 21-23, Building B, Donghai International Center, 7888 Shennan Avenue, Futian District, Shenzhen City, Guangdong Province, Chinas.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 2,893,731shares of common stock that are issuable upon the exercise of the Merger Warrants by the holders thereof. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 115,660,186 shares of common stock (consisting of (a) up to 27,646,255 Merger Common Shares, (b) up to 85,120,200 Merger Conversion Shares, and (c) up to 2,893,731 shares of common stock that are issuable upon the exercise of the Merger Warrants), and (ii) up to 2,893,731 Merger Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Merger Warrants exercised in the event that such Merger Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock and Merger Warrants beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders, pursuant to the terms of the Certificate of Designation as applicable. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter or other exchange distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	pledges to secure debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	privately negotiated transactions;

•	options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, and any broker-dealers who execute sales for selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any compensation of any broker-dealer who executes sales for them, may be deemed to be underwriting discounts and commissions.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Merger Warrants may exercise its Merger Warrants in accordance with the Amended and Restated Warrant Agreement, dated April 9, 2024 (the “warrant agreement”), on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Merger Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Merger Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), 60,000,000 shares of our Class B common stock, par value $0.0001 per share (“Class B common stock” and together with the Class A common stock, the “Common Stock”), and 10,000,000 shares of our preferred stock, par value $0.0001 per share, of which 851,212 shares have been designated as Series A Non-Voting Convertible Preferred Stock (“Series A Preferred Stock”).

Common Stock

Each holder of Class A common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, except for the directors who are elected exclusively by the holders of Class B common stock. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Holders of Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of Class B common stock do not have cumulative voting rights in the election of directors. Holders of Common Stock vote together as a single class on all matters, except that (i) the holders of Class B common stock have the right, voting as a separate class, to elect and remove without cause three directors plus at least 50% of any directors in excess of seven, and (ii) the approval of the holders of a majority of Class B common stock, voting as a separate class, is required for approval by the stockholders of any acquisition (whether by merger, sale of shares or sale of assets) or liquidation. Each share of Class B common stock will automatically convert into one share of Class A common stock upon transfer to a non-authorized holder. In addition, the Class B common stock is subject to a “sunset” provision under which all outstanding shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock if ownership of shares of Class A and Class B common stock held by our President and Chief executive Officer, Dr. David Hung, falls below an aggregate of 43,188,000 shares or if Dr. Hung dies, becomes disabled or ceases to be our Chief Executive Officer, unless he is terminated from such position by us without cause.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of any shares of Common Stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our charter, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata of our remaining assets available for distribution, unless holders of a majority of the outstanding shares of Class A common stock and Class B common stock voting together approve a different treatment of the shares. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. The Common Stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to any shares of Common Stock. All shares of Common Stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock New we may authorize and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock. There is no restriction on the repurchase or redemption of shares of preferred stock by the Company while there is any arrearage in the payment of dividends or sinking fund installments. Any issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock other than the shares of our Series A Preferred Stock that were issued in connection with the Acquisition.

Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of our Common Stock. Except as provided in the Certificate of Designation or as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or its Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock, (c) prior to Stockholder Approval (as defined in the Certificate of Designation) or at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate (x) any Fundamental Transaction (as defined in the Certificate of Designation) or (y) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction or (d) enter into any agreement with respect to any of the foregoing. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following Stockholder Approval, each share of Series A Preferred Stock will automatically convert into 100 shares of Class A common stock.

Warrants

Public Stockholders’ Warrants

As of July 31, 2024, there were 8,681,182 warrants to purchase common stock outstanding. Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on the fifth anniversary of the completion of the Business Combination (as defined in the warrant agreement), at 5:00 p.m., New York City time, or earlier upon redemption; provided, however, that Private Placement Warrants (as defined in the warrant agreement) issued to PA Co-Investment LLC will not be exercisable more than five years from the effective date of the registration statement with respect to the Panacea initial public offering in accordance with FINRA Rule 5110(f)(2)(G)(i).

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. We have agreed to maintain a current prospectus relating to shares of Class A common stock issuable upon exercise of the warrants until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” for this purpose shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem warrants even if the holders are otherwise unable to exercise their warrants.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

Any Publicly Traded Warrants (as defined in the warrant agreement) held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Publicly Traded Warrants if they exercise their Publicly Traded Warrants in connection with such redemption (“fair market value” for such Publicly Traded Warrants held by our officers or directors being defined as the last reported sale price of the Publicly Traded Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the Private Placement Warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the Panacea initial public offering. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A common stock. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Founders and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Warrant holders should review a copy of the warrant agreement, which is filed as an exhibit to the Current Report on Form 8-K with respect to the closing of the Acquisition, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding Publicly Traded Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Forward Purchase Warrants (as defined in the warrant agreement) or any provision of the warrant agreement with respect to the Private Placement Warrants or Forward Purchase Warrants, at least 50% of the then outstanding Private Placement Warrants or Forward Purchase Warrants, respectively.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permits our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provides that the authorized number of directors may be changed only by resolution of our board of directors;

•

provides that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 662/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provides that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	requires that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provides that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provides that special meetings of our stockholders may be called only by the chairperson of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

does not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the certificate of incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the securities offered hereby. As of the date of this prospectus, GC&H Investments, LLC, which is an entity beneficially owned by current and former partners and employees of Cooley LLP, beneficially owns an aggregate of 25,410 shares of our common stock, and attorneys with Cooley LLP beneficially hold an aggregate of 22,500 additional shares of our common stock.

EXPERTS

The consolidated financial statements of Nuvation Bio Inc. and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of AnHeart Therapeutics Ltd. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at Hangzhou, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.nuvationbio.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on May 14, 2024 and August 5, 2024, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2024, March 25, 2024, and April 10, 2024;

•	our Current Report on Form 8-K/A filed with the SEC on June 20, 2024;

•	our Definitive Proxy Statement filed with the SEC on July 30, 2024; and

•

the description of securities set forth in the section titled “Form 10 Information — Description of the Company’s Securities” in our Current Report on Form 8-K filed with the SEC on February 12, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file after the date of this post-effective amendment to the registration statement and prior to the effectiveness of this post-effective amendment to the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this prospectus any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided under “Where You Can Find More Information.” We will provide to each person to whom a prospectus is delivered a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

(332) 208-6102

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC Registration fee	$64,359.35
Accountants’ fees and expenses	$90,000.00
Legal fees and expenses	$100,000.00
Printing fees	$35,000.00
Miscellaneous	$10,640.65

Total expenses	$300,000.00

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

2.1+	Agreement and Plan of Merger and Reorganization, dated March 24, 2024, by and among Nuvation Bio Inc., AnHeart Therapeutics Ltd., Artemis Merger Sub I, Ltd. and Artemis Merger Sub II, Ltd.	Form 8-K	001-39351	2.1	March 25, 2024

3.1	Amended and Restated Certificate of Incorporation of Nuvation Bio	Form 8-K	001-39351	3.1	February 12, 2021

3.2	Amended and Restated Bylaws of Nuvation Bio	Form 8-K	001-39351	3.2	February 12, 2021

3.3	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock	Form 8-K	001-39351	3.1	March 25, 2024

4.1	Specimen Class A Common Stock Certificate	Form S-4/A	333-250036	4.4	January 8, 2021

4.2	Specimen Warrant Certificate	Form S-1/A	333-239138	4.3	June 23, 2020

4.3	Amended and Restated Warrant Agreement, dated April 9, 2024, by and among Nuvation Bio Inc. and Continental Stock Transfer & Trust Company	Form 8-K	001-39351	10.1	April 10, 2024

4.4	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock	Form 8-K	001-39351	3.1	March 25, 2024

5.1*	Opinion of Cooley LLP

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent auditor

23.3*	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 5th day of August, 2024.

NUVATION BIO INC.

By:	/s/ David Hung, M.D.
David Hung, M.D. Founder, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Hung, M.D. and Moses Makunje, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Hung, M.D. David Hung, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2024

/s/ Moses Makunje Moses Makunje	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	August 5, 2024

/s/ Daniel G. Welch Daniel G. Welch	Chair of the Board of Directors	August 5, 2024

/s/ Robert B. Bazemore Jr. Robert B. Bazemore Jr.	Director	August 5, 2024

/s/ Kim Blickenstaff Kim Blickenstaff	Director	August 5, 2024

/s/ Min Cui, Ph.D. Min Cui, Ph.D.	Director	August 5, 2024

/s/ Kathryn E. Falberg Kathryn E. Falberg	Director	August 5, 2024

/s/ Robert Mashal, M.D. Robert Mashal, M.D.	Director	August 5, 2024

/s/ W. Anthony Vernon W. Anthony Vernon	Director	August 5, 2024

/s/ Junyuan Jerry Wang, Ph.D. Junyuan Jerry Wang, Ph.D.	Director	August 5, 2024